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                                                                     Exhibit 1.2

                             SUBSCRIPTION AGREEMENT


        SUBSCRIPTION AGREEMENT dated as of April ___, 1999 (the "Agreement"), between LAUNCH MEDIA, INC., a Delaware corporation (the "Company") and INTEL CORPORATION, a Delaware corporation (the "Investor").

        WHEREAS, the Company intends to effect an initial public offering (the "IPO") of its common stock, $.001 par value per share (the "Common Stock"), pursuant to Registration Statement No. 333-72433 "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended;

        WHEREAS, on the date set forth above, the Company is executing an Underwriting Agreement with respect to the IPO, a copy of which is attached hereto as Exhibit A (the "Underwriting Agreement") with Hambrecht & Quist LLC, Allen & Company Incorporated and NationsBanc Montgomery Securities LLC, as representatives of the Underwriters named therein (the "Underwriters");

        WHEREAS, the Investor has previously indicated to the Company its interest in acquiring directly from the Company certain of the shares of Common Stock that have been registered pursuant to the Registration Statement, and the Company has agreed to issue and sell such shares to the Investor, on the terms and subject to the conditions set forth herein;

        NOW, THEREFORE, for and in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows;

                                    ARTICLE I
                                PURCHASE AND SALE

        Section 1.1 Subscription for Securities. The Investor hereby subscribes for the purchase of 100,000 shares of Common Stock (the "Shares") at purchase price of $[____] per Share (which amount the Company represents is the Price to the Public set forth on the cover page of the Company's Prospectus (as defined in the Underwriting Agreement), less underwriting discounts and commissions), for an aggregate purchase price of [_________________ dollars ($_________)] (the "Purchase Price").

        Section 1.2 Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), the Investor agrees to purchase from the Company, and the Company agrees to issue and sell to the Investor, the Shares.


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                                   ARTICLE II
                                     CLOSING

        Section 2.1 Closing Place and Date. The closing of purchase and sale of the Shares (the "Closing") shall take place at the offices of Gray, Cary, Ware & Friedenrich LLP, Palo Alto, California on the "Closing Date," as such term is defined in the Underwriting Agreement (the "Closing Date").

        Section 2.2 Deliveries at Closing. At the Closing, the Company shall issue and deliver to the Investor a certificate or certificates representing the Shares, against payment of the Purchase Price therefor by bank cashier's check or wire transfer of immediately available funds.

                                   ARTICLE III
                   REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

        To induce the Investor to purchase the Shares, the Company hereby represents and warrants to and covenants with the Investor as follows:

        Section 3.1 Incorporation by Reference. The representations, warranties and covenants of the Company set forth in Section 2 of the Underwriting Agreement are hereby incorporated by reference as if made set forth in full herein and made to and for the benefit of the Investor.

        Section 3.2 Authorization. The Company has full power and authority to execute and deliver this Agreement and to perform all of its obligations under, and consummate the transactions contemplated by, this Agreement and to issue, sell and deliver the Shares. This Agreement has been duly and validly executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief and other equitable remedies and (iii) to the extent the indemnification provisions contained herein may be limited by applicable federal or state securities laws.

        Section 3.3 No Violation. The execution, delivery and performance of this Agreement by the Company does not and will not (i) conflict with or violate any provision of the Company's Certificate of Incorporation or Bylaws, each as amended to date; (ii) violate or breach any provision of or result, through the mere passage of time, in a violation of, or result in the termination or acceleration of or entitle any party to terminate or accelerate (whether after the giving of notice or lapse of time or both), any obligation under, be in conflict with or constitute or result in a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, or result in the imposition of any lien upon or the creation of a security interest in, the stock or any assets, business or properties of the Company pursuant to, any note, bond, mortgage, indenture, deed, license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company is a party or by which the Company or any of its assets is bound or subject, or violate or conflict with any other material restriction of


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any kind or character to which the Company, or any of its properties or assets, is subject; (iii) violate any order, writ, injunction, decree, judgment or ruling of any court or governmental authority to which the Company is a party or it or its property is bound; or (iv) violate any statute, law, rule or regulation applicable to the Company.

        Section 3.4 Ownership of and Title to Securities. The Investor will acquire from the Company good title to the Shares purchased by the Investor hereunder; free and clear of any and all liens, claims, charges, encumbrances or other security interests (collectively, "Security Interests"), other than such Security Interests as may arise out of acts of or claims against the Investor. The Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration provided for herein, will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under the lock up letter, in the form attached hereto as Exhibit B, to be entered into by the Investor in connection with the IPO and applicable securities laws.

        Section 3.5 Indemnity. The Company hereby agrees to indemnify and hold harmless the Investor; and the Investor's successors and assigns, from, against and in respect of any and all demands, claims, actions or causes of action, assessments, liabilities, losses, costs, damages, penalties, charges, fines or expenses, including without limitation reasonable attorney's fees and expenses, arising out of or relating to any breach by the Company of any representation, warranty, covenant or agreement made by the Company in this Agreement. Such right to indemnification shall be in addition to any and all other rights of the Investor under this Agreement or otherwise, at law or in equity.

        Section 3.6 Protection of Confidential Information. Confidential or proprietary information disclosed by either party under this Agreement, as well as the terms of this Agreement and the terms of Investor's investment in the Company (subject to Section 3.7 below), shall be considered confidential information (the "Confidential Information") and shall not be disclosed by the Company or the Investor to any third party. The Company or Investor shall immediately notify the other party of any information that comes to its attention which might indicate that there has been a loss of confidentiality with respect to the Confidential Information. In the event that the Company or the Investor is requested or becomes legally compelled (by statute or regulation or by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process, including without limitation, in connection with any public or private offering of the Company's capital stock) to disclose any of the Confidential Information, such party (the "Disclosing Party") shall provide the other party (the Non-Disclosing Party") with prompt written notice of that fact so that the other party may seek (with the cooperation and reasonable efforts or the Disclosing Party) a protective order; confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the Confidential Information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information to the extent reasonably requested by the Non-Disclosing Party. The provisions of this Section 3.6 shall be in addition to, and no in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transaction contemplated hereby.


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        Section 3.7 Disclosure of Terms; Press Release. Notwithstanding the
provisions of Section 3.6, the Company may disclose the existence of this Agreement and the number of shares, price per share and aggregate Purchase Price in the Prospectus in substantially the same manner as currently disclosed in the Company's Preliminary Prospectus dated April ___, 1999. The Company shall not issue any press release or make any other announcement to the general public or in any professional or trade publication regarding this Agreement or any of the terms hereof with out the prior written consent of the Investor, which consent may be withheld at the sole discretion of Investor. Notwithstanding the foregoing, the Investor may disclose its investment in the Company and the terms thereof to third parties or to the public at its discretion, and the Company shall have the right to disclose to third parties any such information disclosed by the investor in a press release or other public announcement. If the Company or the Investor determines that any disclosure not otherwise authorized by this Agreement is required by law or regulation, then the provisions of Section 3.6 regarding disclosure of Confidential Information by a Disclosing Party shall govern.

                                   ARTICLE IV
            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE INVESTOR

        To induce the Company to accept the Investor's subscription and to issue and sell the Shares, the Investor hereby represents and warrants to and covenants with the Company as follows:

        Section 4.1 Authority. The Investor has full power and authority to execute and deliver this Agreement and to perform its obligations under and consummate the transactions contemplated by this Agreement. Upon execution and delivery of this Agreement by the Investor, the Agreement shall have been duly and validly executed and delivered by the Investor, and shall constitute the legal, valid and binding obligation of the Investor, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief and other equitable remedies.

        Section 4.2 Purchase for Investor's Own Account. The Shares are being acquired for investment for the Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof; and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to the person or to any third person, with respect to any of the Shares.

        Section 4.3 Disclosure of Information. The Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares, including but not limited to the delivery by the Company of the Company's Preliminary Prospectus dated April __, 1999.


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                                    ARTICLE V
                              CONDITIONS TO CLOSING

        Section 5.1 Conditions to the Investor's Obligations. The obligations of the Investor hereunder to purchase the Shares from the Company shall be subject to (i) receipt by the Investor of evidence that the conditions set forth in
Section 9 of the Underwriting Agreement have been satisfied (or waived by the representatives of the Underwriters), (ii) delivery of the Company's final Prospectus dated April ___, 1999, (iii) receipt by the Investor of an opinion of the Company's counsel with respect to the matters set forth in Section 6(c) of the Underwriting Agreement and (iv) the Closing of the IPO shall occur no later than May 31, 1999, with the gross proceeds to the Company being at least $15 million. In addition, in order to evidence closing of the IPO and as a condition to the Investor's obligation to purchase the Shares, the Company shall send written confirmation by facsimile to the Investor (the "Notice") that it has received the proceeds from the sale of the Firm Shares offered in the IPO. The Company's Chief Financial Officer shall also notify the Investor's designated agent of the same by telephone message after sending the Notice.

        Section 5.2 Conditions to the Company's Obligations. The obligations of the Company hereunder and the Closing of the sale of the Shares shall be subject to the occurrence, concurrently with the Closing hereunder, of the closing of the purchase by the Underwriters of the "Firm Shares" in accordance with the Underwriting Agreement.

                                   ARTICLE VI
                                  MISCELLANEOUS

        Section 6.1 Governing Law. This Agreement and its validity, construction and performance shall be governed in all respects by the internal laws of the State of Delaware (without reference to the conflict of laws provisions or principles thereof).

        Section 6.2 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, administrators, successors and assigns. Neither party may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party, which consent shall not unreasonably be withheld.

        Section 6.3 Entire Agreement; Amendment; Waiver. This Agreement supersedes any and all prior agreements, understandings, discussions, assurances, promises, representations or warranties among the parties with respect to the subject matter hereof; and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement shall not be changed, modified or amended in any respect except by the mutual written agreement of the parties hereto. Any provision of this Agreement may be waived in writing by the party which is entitled to the benefits thereof. No waiver of any provision of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver.


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        Section 6.4 Severability. Any term or provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

        Section 6.5 No Third Party Beneficiaries. This Agreement and the rights, benefits, privileges, interests, duties and obligations, contained or referred, to herein shall be solely for the benefit of the patties hereto and no third party shall have any rights or benefits hereunder as a third-party beneficiary or otherwise hereunder.

        Section 6.6 Survival of Warranties. The warranties and representations of the parties contained in or made pursuant to this Agreement shall survive any investigation made by the Investor and shall survive the execution and delivery of this Agreement and the Closing.

        Section 6.7 Headings. The captions, headings and titles herein are for convenience of reference only and shall not effect the construction, meaning or interpretation of this Agreement or any term or provision hereof.

        Section 6.8 Counterparts. This Agreement may be executed, including facsimile signature, in one or more counterparts each of which shall be deemed an original and all of which shall be considered one and the same agreement notwithstanding that all parties are not signatories to the same counterpart. A facsimile copy of an original signature to this Agreement shall have the same force and effect, for all purposes, as the original signature.

        Section 6.9 Expenses. Each party shall bear all of their expense that are incurred with respect to the negotiation, execution, delivery and performance of this Agreement.

        Section 6.10 Further Assurances. Each party hereto agrees to do all acts and to make, execute and deliver such written instruments as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

        Section 6.11 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by telefacsimile or mailed by registered or certified mail, postage prepaid, return receipt requested, or otherwise delivered by hand or by messenger, addressed (a) if to the Investor, at 2200 Mission College Boulevard, Mail Stop SC4-210, Santa Clara, California 95052-8119, Attn: Treasurer, Telefacsimile: 408-765-6033, with copies to the Investor at 2200 Mission College Boulevard, Mail Stop 5C4-203, Santa Clara, California 95052-8199, Attn: General Counsel, Telefacsimile: 408-765-7636 or at such other address as such Investor shall have furnished to the Company in writing, or (b) if to the Company, at 2700 Pennsylvania Avenue, Santa Monica, California 90404, Attn: Chief Financial Officer; Telefacsimile: ___________, with copies to Gray, Cary, Ware & Friedenrich LLP, 400 Hamilton Avenue, Palo Alto, California 94301, Attn: ___________________, Telefacsimile ____________ or
at such other address as the Company shall have furnished to the Investor. If notice is provided via facsimile, it must be simultaneously confirmed via telephone and it shall be deemed to be given one (1) day after transmission. If notice is provided by U.S. mail, notice


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shall be deemed to be given three (3) days after proper deposit in a U.S.
mailbox, postage prepaid.

        IN WITNESS WHEREOF, the Company and the Investor have each duly executed this Agreement as of April ___ 1999.

                                  LAUNCH MEDIA, INC.

                                  By:
                                     -------------------------------

                                  INTEL CORPORATION

                                  By:
                                     -------------------------------
                                  Title:


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                            [Launch Media Letterhead]


April ___, 1999



Intel Corporation
2200 Mission College Drive
Santa Clara, CA  95052

        Re: Purchase of Shares of Common Stock of Launch Media, Inc. ("Launch Media")

Gentlemen:

        Launch Media intends to effect an initial public offering of its common stock pursuant to Registration Statement No. 333-72433 (the "Registration Statement") on file with the Securities and Exchange Commission ("SEC").

        Launch Media hereby confirms its intent to sell directly to Intel Corporation 100,000 shares of Launch Media common stock to be registered and offered in the initial public offering. The purchase price for such shares will be equal to the Price to Public set forth on the cover page of the final prospectus filed by Launch Media with the SEC with respect to the initial public offering, less the underwriting discounts and commissions.

        The purchase of such shares would be subject to execution of mutually agreeable purchase documentation and contingent upon the effectiveness of the Registration Statement and the closing of the initial public offering no later than May 31, 1999, with gross proceeds of at least $15 million.

                                   Sincerely,